Exhibit 99.1

August 26, 2004

Patterson Companies Reports Higher First Quarter Sales and Earnings

St. Paul, MN—August 26, 2004—Patterson Companies, Inc. (Nasdaq NMS: PDCO) today reported consolidated sales of $577,943,000 for the first quarter of fiscal 2005 ended July 31, an increase of 33% from $433,262,000 in the year-earlier quarter. Sales for the current quarter include contributions from four acquisitions and the impact of an extra or fourteenth week in the first quarter, which will make fiscal 2005 a 53-week year ending on April 30, 2005. Net income increased 39% to $40,815,000 or $0.59 per diluted share, from $29,393,000 or $0.43 per diluted share in the first quarter of fiscal 2004. The acquisition of AbilityOne Products Corp. in last year’s second quarter continued having a significant positive impact on consolidated earnings, but as previously forecasted, the three most recent transactions, which were completed near the end of fiscal 2004, had a minimal impact on consolidated first quarter earnings. The majority of the earnings contribution from these latter three acquisitions is anticipated during the second half of fiscal 2005.

The Patterson Dental Supply unit, Patterson’s largest business, reported sales growth of 14% to $425,617,000 in the first quarter. The May 2004 acquisition of CAESY Education Systems, Inc. and the estimated impact of the extra week contributed six percentage points of first quarter sales growth.

•	Sales of consumable dental supplies and printed office products increased 14% in the first quarter, led by U.S. consumables growth of 15%. All consumable sales growth was internally generated, while the extra week in this year’s first quarter accounted for an estimated eight percentage points of the U.S. sales increase. The resulting 7% internal sales growth rate for U.S. consumables reflects the positive impact of the strengthened focus placed on this portion of Patterson’s business during the past year. Reflecting this renewed emphasis, 42 field representatives were added during the first quarter, bringing Patterson’s dental sales force to approximately 1,400 at July 31.

•	Sales of dental equipment and software rose 17% in the first quarter. Substantially all of this growth was internally generated. It is difficult to measure the impact of an extra week on equipment sales due to such factors as the length of time from initial order to installation, a period that can span several months.

•	Sales of other services and products, consisting primarily of parts, technical service, software support, and insurance e-claims, increased 12% in the first quarter, which includes the impact of acquisitions and the extra week.

AbilityOne Products Corp., which was acquired in September 2003, reported sales of $77,245,000, which includes the May 2004 acquisition of Medco Supply Company, Inc. and the impact of the extra week. Excluding these items, AbilityOne’s first quarter sales increased 6% on a pro forma basis, which was consistent with expectations.

Sales of the Webster Veterinary Supply unit increased 22% in the first quarter to $75,081,000. The positive impact of the April 2004 acquisition of ProVet and the extra week offset the conversion of a temporary pharmaceutical distribution agreement into an agency arrangement in last year’s third quarter. After adjusting for these factors, Webster’s internal sales were unchanged in this year’s first quarter.

Peter L. Frechette, chairman and chief executive officer, commented: “We are particularly encouraged by the strong growth of dental consumable supplies in this year’s first quarter. As we have reported throughout the past year, we have focused considerable resources on strengthening this portion of our dental business, and the 7% rate of internal sales growth marked the third consecutive quarter of improving U.S. consumables sales. Our first quarter results also benefited from the continuation of solid demand for basic and new-technology dental equipment and related software, as well as from the sales contributions from recent acquisitions, which have strengthened the market positions of our dental, veterinary and rehabilitation supply businesses.”

Frechette continued: “We are confident that the appropriate plans and strategies are in place to ensure the continued success of this organization. At this stage, the second quarter is shaping up as another good period for Patterson, and we are forecasting earnings of $0.62 to $0.64 per diluted share for this period. We also reiterate our previously issued financial guidance of $2.68 to $2.72 for full-year fiscal 2005.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental Supply provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary Supply is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

AbilityOne Products Corp. is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/261-2210 or 800/522-1744

Patterson Companies, Inc.

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Quarter Ended
	July 31, 2004	July 26, 2003
Net sales	$577,943	$433,262

Gross profit	203,969	144,582

Operating expenses	136,367	99,573

Operating income	67,602	45,009

Other (expense) income, net	(2,396)	2,093

Income before taxes	65,206	47,102

Income taxes	24,391	17,709

Net income	$40,815	$29,393

Earnings per share:
Basic	$0.60	$0.43
Diluted	$0.59	$0.43

Shares:
Basic	68,261	67,838
Diluted	69,304	68,430

Gross margin	35.3%	33.4%

Operating expenses as a % of net sales	23.6%	23.0%

Operating income as a % of net sales	11.7%	10.4%

Effective tax rate	37.4%	37.6%

Return on net sales	7.1%	6.8%

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Patterson Companies, Inc.

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(In thousands)

(Unaudited)

	Quarter Ended
	July 31, 2004	July 26, 2003
Consolidated Net Sales
Consumable and printed products	$389,863	$281,394
Equipment and software	144,984	116,570
Other	43,096	35,298

Total	$577,943	$433,262

Rehabilitative Supply
Actual
Consumable and printed products	$65,529	$—
Equipment	8,257	—
Other	3,459	—

Total	$77,245	$—

Proforma	$77,245	$56,402	(a)

Veterinary Supply
Consumable and printed products	$71,207	$58,774
Equipment	2,642	1,579
Other	1,232	1,097

Total	$75,081	$61,450

Other (Expense) Income, net
Interest income	$1,321	$1,898
Interest expense	(3,758)	(32)
Other	41	227

	$(2,396)	$2,093

(a)	Proforma basis, as if the acquisition of AbilityOne had occurred at the beginning of fiscal 2004, but does not give effect to the recent Medco acquisition.

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Patterson Companies, Inc.

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 31, 2004	April 24, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$298,255	$295,178
Receivables, net	258,421	285,249
Inventory	191,587	173,022
Prepaid expenses and other current assets	28,246	24,694

Total current assets	776,509	778,143

Property and equipment, net	83,917	77,233
Goodwill and other intangible assets	739,534	698,217
Other	36,385	35,364

Total Assets	$1,636,345	$1,588,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$154,028	$149,528
Other accrued liabilities	96,697	94,129
Current maturities of long-term debt	20,031	20,031

Total current liabilities	270,756	263,688

Long-term debt	471,549	479,556
Other non-current liabilities	43,955	43,955

Total liabilities	786,260	787,199

Stockholders’ equity	850,085	801,758

Total Liabilities and Stockholders’ Equity	$1,636,345	$1,588,957

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	July 31, 2004	July 26, 2003
Operating activities:
Net income	$40,815	$29,393
Depreciation & amortization	6,449	3,491
Change in assets and liabilities, net of acquired	18,207	23,446

Net cash provided by operating activities	65,471	56,330

Investing activities:
Additions to property and equipment, net	(8,100)	(2,172)
Acquisitions	(52,856)	—
(Purchase) Sale of investments	(1,939)	1,474

Net cash used in investing activities	(62,895)	(698)

Net cash used in financing activities	(1,438)	2,397

Net increase in cash and cash equivalents	$1,138	$58,029